EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Datawatch Corporation on Form S-8 (Nos. 333-134291, 333-134015, 333-104011, 333-84312, 333-57244, 333-34312 and 333-39627) of our report dated December 17, 2010, with respect to our audit of the consolidated financial statements of Datawatch Corporation and subsidiaries as of September 30, 2010 and for the year then ended, which report is included in this Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2010.

/s/ Marcum LLP
Marcum LLP

Boston, Massachusetts
December 17, 2010